Exhibit 99.1

GI Dynamics, Inc. - ASX Announcement

Appendix 4C Quarterly Report

Quarter ended 30 June 2014

GI Dynamics to Hold Briefing Call and Webcast on Financial Results

for Second Quarter 2014 on Monday, 4 August 2014 at 6 p.m. U.S. EDT

/ Tuesday, 5 August 2014 at 8 a.m. AEST

LEXINGTON, Massachusetts, United States and SYDNEY, Australia – 31 July 2014 – GI Dynamics, Inc. (ASX: GID) (GI Dynamics or the Company), a medical device company developing innovative treatments for type 2 diabetes and obesity, is pleased to provide its financial results for the quarter ended 30 June 2014 (Quarter). The Appendix 4C, which has been prepared in U.S. dollars under U.S. GAAP, is attached and the results disclosed in the Appendix 4C are unaudited.

“The second quarter showed continued progress in both self-pay and reimbursed markets,” stated Stuart A. Randle, chief executive officer of GI Dynamics. “We produced year-over-year growth in overall revenues and sequential growth in key geographies where we have built good momentum, namely Germany and Australia. These revenue trends further reinforce the benefit of a more focused deployment of resources in select markets that we believe is critical to mid-term and long-term revenue growth.”

Business Review & Highlights

Throughout the Quarter, GI Dynamics continued to execute on its global business strategy for EndoBarrier® Therapy in both self-pay and reimbursed markets, with primary attention to driving sales in Australia, expanding reimbursement in Germany, and increasing enrollment in the ENDO Trial in the U.S. The Company’s recent achievements and important milestones are detailed below.

Commercial Activities

•	Revenues: Revenue increased to US$0.8 million for the Quarter compared to US$0.3 million for the same period last year, an increase of US$0.5 million with sequential revenue growth over the first quarter of 2014 of 77% and 60% in Australia and Germany, respectively. Revenues declined by US$0.1 million versus the quarter ended 31 March 2014, primarily from a reduction in revenues in the Middle East, in part from an initial stocking order in the quarter ended 31 March 2014 from a distributor.

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 2

•	New Centres: Increased the global commercial footprint of centres offering EndoBarrier Therapy to a total of 60 centres as of 30 June 2014. During the Quarter, the Company expanded the availability of EndoBarrier Therapy in Australia through two additional centres – South Eastern Gastroenterology in Sydney and the Surgical Weight Loss Centre in Queensland. The total number of centres in Australia as of the end of June 2014 was six and more than 75 patients have been treated in the first six months of the year.

•	German Consensus Paper: In June, three leading scientific and professional societies in Germany – the German Diabetes Gesellschaft, the German Society for General and Visceral Surgery, and the German Society for Gastroenterology – published a position paper for recommended usage of EndoBarrier (duodenal–jejunal bypass sleeve or DJBS). In the paper, the societies recommend consideration of the DJBS as a treatment alternative for adult patients with type 2 diabetes who are obese and cannot reach their individual therapy goals over a period of three to six months with conventional therapy. This consensus paper further strengthens the position of EndoBarrier in clinical practice for treating obese patients with type 2 diabetes, and the Company believes it should be supportive in efforts to secure reimbursement in Germany.

Reimbursement: Progress is also being made on reimbursement, which is critical to realizing substantial, future revenue growth.

•	Australia: The Company is seeking reimbursement through a submission to the Medical Services Advisory Committee (MSAC), which advises the Australian Minister for Health and Ageing on evidence relating to the safety, effectiveness and cost-effectiveness of new medical technologies and procedures. The MSAC process involves many steps and the Company is hopeful for a decision in 2015.

•	France: GI Dynamics announced that the first patients have been enrolled in a large, randomized, multi-center, clinical utility study of EndoBarrier Therapy (ENDOMETAB), paid for by the French Ministry of Social Affairs and Health. The study is designed to evaluate the impact and cost of 12 months of treatment with EndoBarrier Therapy compared to 12 months of conventional treatment. ENDOMETAB is part of the soutien aux techniques innovantes coûteuses (STIC) program, which provides government funding for innovative medical technologies that have an established clinical profile, but where additional information concerning clinical utility and potential reimbursement status is sought. This study paves the way for future commercial expansion in France and the data may be valuable for reimbursement efforts in other European markets.

U.S. Pivotal Trial: As of 30 June 2014, 22 of a possible 25 clinical sites across the U.S. have initiated patient recruitment in the ENDO Trial, GI Dynamics’ pivotal clinical trial evaluating the efficacy and safety of EndoBarrier in the treatment of people with type 2 diabetes and obesity. As of 30 June 2014, a total of 168 patients have been enrolled in the study out of a total of 500 patients required for the study. During the most recent quarter, 69 patients were enrolled as compared to 31 patients in the quarter ended 31 March 2014. Completion of enrollment in the trial is estimated to be late 1H 2015.

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 3

Medical Meetings and Congresses: Data regarding EndoBarrier Therapy continues to be featured at major medical meetings, which is important for reaching potential treating and referring physicians and increasing awareness of the results achieved by patients treated with EndoBarrier.

•	In May, new data from a retrospective analysis of 100 patients in Australia were presented during a poster session at the American Association of Clinical Endocrinologists (AACE) 23rd Annual Scientific & Clinical Congress. The data show that EndoBarrier Therapy enabled a rapid reduction in, and elimination of, insulin therapy by patients with type 2 diabetes and obesity.

•	Also in May, new data were presented during an oral presentation at Digestive Disease Week 2014 (DDW) titled, “Duodenal-jejunal Bypass Liner Increases Fasting and Postprandial Serum Levels of Bile Acids in Patients with Severe Obesity.” These data findings, which were from a study initiated with GlaxoSmithKline, suggest that there may be a similar mechanism of action associated with EndoBarrier in the treatment of obesity and diabetes to that observed with gastric bypass.

•	In June, data were presented during three poster sessions at The American Diabetes Association’s (ADA) 74th Scientific Sessions further demonstrating the acute effects of EndoBarrier Therapy on glycemic control, its ability to reduce reliance on diabetes medications, including insulin, as well as findings that help explain its potential mechanism of action.

Corporate Activities

•	Financing: On 9 May 2014, GI Dynamics completed a private placement of approximately 66 million fully paid CHESS Depositary Interests (CDIs) at an issue price of A$0.52 per CDI to sophisticated, professional and accredited investors in Australia, Hong Kong and the United Kingdom and certain other jurisdictions to raise net proceeds of US$30.8 million.

•	U.S. Reporting Company: A Form 10 was filed with the U.S. Securities and Exchange Commission (SEC) in April and became effective on 29 June 2014. The Company is a U.S. reporting company and subject to SEC filing requirements, which include an annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Our Form 10-Q for the period ended 30 June 2014, is expected to be filed on or before 14 August 2014. There is currently no U.S. market for GI Dynamics’ common stock. The Company expects to apply for a listing on NASDAQ by the end of the year, subject to review and approval by NASDAQ. The Company expects to maintain its listing on the ASX for the foreseeable future.

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 4

Financial Review

The Company’s key financial results for the Quarter and six months ended 30 June 2014, on an unaudited basis, include the following:

•	Revenue increased to US$0.8 million for the Quarter compared to US$0.3 million for the same period last year, an increase of US$0.5 million. For the six-month period revenue increased to US$1.7 million compared to US$0.7 million for the same period last year, an increase of US$1.0 million. The increase in the Company’s revenue in the Quarter compared to the same quarter last year was a result of an increase in sales in Europe, South America and Australia. The increase in the Company’s revenue for the six-month period compared to the same period last year was a result of an increase in sales in Europe, South America, Australia and the Middle East.

•	As earlier disclosed, revenue for the Quarter decreased by US$0.1 million compared to the quarter ended 31 March 2014. This decrease in revenue was primarily attributable to a decrease in sales in the Middle East.

•	As will be reported in the Company’s Form 10-Q for the period ended 30 June 2014, revenue by geographic region was as follows (in US$000s):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Germany	$303	$149	$492	$232
Australia	159	63	249	135
Chile	134	55	221	157
Netherlands	89	*	201	*
Other Europe	135	58	355	157
Middle East	20	21	228	21

Total Revenue	$840	$346	$1,746	$702

*	Revenue associated with the individual country is less than 10% of total revenue for the period.

•	Germany and Australia continue to demonstrate sequential growth. EndoBarrier revenues in Germany increased from US$0.2 million in the first quarter of 2014 to US$0.3 million in the current Quarter, which is primarily based on local reimbursement. In our self-pay market of Australia, revenue increased from US$0.1 million in the first quarter of 2014 to US$0.2 million in the current Quarter.

•	The Company had deferred revenue of US$0.7 million at 30 June 2014 compared to deferred revenue of US$0.8 million at 31 March 2014.

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 5

•	Cost of revenue for the Quarter was US$0.6 million compared to US$0.5 million for the same period last year. Cost of revenue for the six-month period was US$1.5 million compared to US$1.1 million for the same period last year. The increase in cost of revenue and the improvement in gross margin for the Quarter and six-month period primarily reflects increased sales volume and increased utilization of manufacturing capacity compared to the same periods last year.

•	Operating expenses increased to US$12.9 million for the Quarter compared to US$8.4 million for the same period last year, an increase of US$4.5 million. Operating expenses increased to US$23.0 million for the six-month period compared to US$16.9 million, an increase of US$6.1 million. The increase for the Quarter and six month period are primarily a result of increased expenses associated with the ENDO Trial.

•	Research and development expenses were US$7.5 million for the Quarter compared to US$3.5 million for the same period last year, an increase of US$4.0 million. Research and development expenses were US$12.9 million for the six-month period compared to US$6.7 million for the same period last year. The increase in research and development expenses for the Quarter and six-month periods was almost entirely a result of increased expenses associated with the ENDO Trial.

•	Sales and marketing expenses were US$3.1 million for the Quarter compared to US$2.7 million for the same period last year, an increase of US$0.4 million. Sales and marketing expenses were US$5.6 million for the six-month period compared to US$5.2 million, an increase of US$0.4 million. The increase in sales and marketing expenses for the Quarter and six-month period were primarily a result of the costs associated with the departure of the Company’s chief commercial officer.

•	General and administrative expenses were US$2.3 million for the Quarter, which is consistent with the same period last year. General and administrative expenses were US$4.6 million for the six-month period compared to US$5.1 million, a decrease of US$0.5 million. The decrease was primarily a result of a non-recurring stock-based compensation charge in the six months ended 30 June 2013.

•	Other income (expense) for the Quarter was US$0.4 million compared to a loss of US$1.0 million for the same period last year, an increase of US$1.4 million. Other income (expense) for the six-month period was US$0.8 million compared to an expense of US$1.0 million for the same period last year, an increase of US$1.8 million. The increases in the Quarter and six-month periods compared to the same periods last year were primarily associated with the depreciation of the Australian dollar versus the U.S. dollar during the second quarter of last year.

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 6

•	As a result, the Company recorded a net loss of US$12.3 million for the Quarter compared to US$9.6 million for the same period last year, an increase of US$2.7 million and a net loss of US$22.0 million for the six-month period compared to US$18.3 million for the same period last year, an increase of US$3.7 million.

•	The Company had cash and cash equivalents of US$71.7 million at 30 June 2014 compared to US$49.5 million as of 31 March 2014, an increase of US$22.2 million. In the Quarter, the Company used US$8.6 million to fund its operations while it raised US$30.8 million from its private placement.

Mr. Randle added, “As we have noted from the beginning, national reimbursement is expected to be a key driver of revenue growth and market expansion. While broad-based reimbursement is an important catalyst, and we work toward achieving that in key markets like Germany, our organization remains focused on accelerating adoption in select self-pay markets, including Australia. The journey to realizing the full market potential for EndoBarrier remains a marathon, not a sprint. We are pleased to see revenue growth in our priority markets and plan to continue to focus our energies where we can reach our target patients and deliver the greatest return for shareholders.”

****************CONFERENCE CALL & WEBCAST INFORMATION****************

GI Dynamics, Inc. (ASX: GID) will hold a conference call to discuss the company’s financial results for the quarter ended 30 June 2014, and its business outlook. Stuart Randle, president and chief executive officer, will host the call with Robert Crane, chief financial officer.

Monday, 4 August 2014 at 6 p.m. U.S. EDT / Tuesday, 5 August 2014 at 8 a.m. AEST

LIVE U.S. CALL-IN: 1 (888) 771-4371

LIVE AUSTRALIA CALL-IN: 1 (800) 507-265

LIVE INTERNATIONAL CALL-IN: 1 (847) 585-4405

PASSCODE FOR CALL-IN NUMBERS: 37479727

THE WEBCAST CAN BE DIRECTLY ACCESSED AT: http://edge.media-server.com/m/p/iygafe23/lan/en

A REPLAY OF THE WEBCAST WILL BE AVAILABLE ON THE COMPANY’S WEBSITE FOR 30 DAYS FROM THE DATE OF THIS CALL: investor.gidynamics.com

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 7

Robert Crane

Chief Financial Officer & Company Secretary

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer and marketer of EndoBarrier®, a breakthrough device that represents an entirely new class of non-surgical, non-pharmaceutical therapy for the treatment of type 2 diabetes and/or obesity. EndoBarrier is approved and commercially available in multiple countries outside the U.S. EndoBarrier is not approved for sale in the U.S. and is limited by federal law to investigational use only in the United States. GI Dynamics is conducting a pivotal clinical trial of EndoBarrier in the U.S. for the treatment of patients who have uncontrolled type 2 diabetes and are obese. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues and revenue growth, costs, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centres offering the EndoBarrier®; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the possibility that clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, the timing of regulatory submissions, the timing, receipt and maintenance of regulatory approvals, the timing and amount of other expenses, and the timing and extent of third-party reimbursement risks associated with commercial product sales, including product performance; competition; risks related to market acceptance of products; intellectual property risks; and assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Enquiries:	Media Enquiries:

United States: Robert Crane, Chief Financial Officer +1 (781) 357-3250	United States/Europe: Dan Budwick, Pure Communications Inc. +1 (973) 271-6085

Australia: David Allen or John Granger Hawkesbury Partners Pty Limited +61 2 9325 9046	Australia: Angela Ceberano, Flourish PR +61 3 9092 8445

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

Appendix 4C

Quarterly report for entities

admitted on the basis of commitments

Rule 4.7B

Appendix 4C

Quarterly report

for entities admitted

on the basis of commitments

Introduced 31/03/00 Amended 30/09/01, 24/10/05, 17/12/10

Name of entity
GI Dynamics, Inc.

ABN	Quarter ended (“current quarter”)
151 239 388	30 June 2014

Consolidated statement of cash flows

Cash flows related to operating activities	Current quarter (Q2) $’000 USD	Year to date (6 months) $’000 USD
1.1 Receipts from customers	1,041	1,705
1.2 Payments for (a) staff costs	(3,762)	(7,270)
(b) advertising and marketing	(1,403)	(2,588)
(c) research and development	(5,608)	(9,085)
(d) leased assets	—	—
(e) other working capital	881	(1,372)
1.3 Dividends received	—	—
1.4 Interest and other items of a similar nature received	124	176
1.5 Interest and other costs of finance paid	—	(1)
1.6 Income taxes paid	(14)	(24)
1.7 Other (provide details if material)	—	—

Net operating cash flows	(8,741)	(18,459)

+ See chapter 19 for defined terms.

17/12/2010	Appendix 4C Page 1

Appendix 4C

Quarterly report for entities

admitted on the basis of commitments

	Current quarter (Q2) $’000 USD	Year to date (6 months) $’000 USD
1.8 Net operating cash flows (carried forward)	(8,741)	(18,459)
Cash flows related to investing activities
1.9 Payment for acquisition of:
(a) businesses (item 5)	—	—
(b) equity investments	—	—
(c) intellectual property	—	—
(d) physical non-current assets	(102)	(182)
(e) other non-current assets	—	—
1.10 Proceeds from disposal of:
(a) businesses (item 5)	—	—
(b) equity investments	—	—
(c) intellectual property	—	—
(d) physical non-current assets	—	—
(e) other non-current assets	—	—
1.11 Loans to other entities	—	—
1.12 Loans repaid by other entities	—	—
1.13 Other (provide details if material)	—	—

Net investing cash flows	(102)	(182)

1.14 Total operating and investing cash flows	(8,843)	(18,641)

Cash flows related to financing activities
1.15 Proceeds from issues of shares, options, etc.	32,183	32,667
1.16 Proceeds from sale of forfeited shares	—	—
1.17 Proceeds from borrowings	—	—
1.18 Repayment of borrowings	(20)	(39)
1.19 Dividends paid	—	—
1.20 Other (share capital raising cost)	(1,363)	(1,363)

Net financing cash flows	30,800	31,265

Net increase (decrease) in cash held	21,957	12,624
1.21 Cash at beginning of quarter/year to date	49,486	58,616
1.22 Exchange rate adjustments to item 1.20	224	427

1.23 Cash at end of quarter	71,667	71,667

+ See chapter 19 for defined terms.

Appendix 4C Page 2	17/12/2010

Appendix 4C

Quarterly report for entities

admitted on the basis of commitments

Payments to directors of the entity and associates of the directors

Payments to related entities of the entity and associates of the related entities

Current quarter (Q2)$’000 USD

1.24 Aggregate amount of payments to the parties included in item 1.2	195
1.25 Aggregate amount of loans to the parties included in item 1.11	—
1.26 Explanation necessary for an understanding of the transactions

Payments represent wages paid to executive director for services provided during the second quarter of 2014 ($116) and directors’ fees paid to non-executive directors ($79) for services provided during the second quarter of 2014.

Non-cash financing and investing activities

2.1 Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows

N/A

2.2 Details of outlays made by other entities to establish or increase their share in businesses in which the reporting entity has an interest

N/A

Financing facilities available

Add notes as necessary for an understanding of the position.

	Amount available $’000 USD	Amount used $’000 USD
3.1 Loan facilities	165	165
3.2 Credit standby arrangements	150	—

+ See chapter 19 for defined terms.

17/12/2010	Appendix 4C Page 3

Appendix 4C

Quarterly report for entities

admitted on the basis of commitments

Reconciliation of cash

Reconciliation of cash at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts is as follows.	Current quarter (Q2) $’000 USD	Previous quarter (Q1) $’000 USD
4.1 Cash on hand and at bank	9,597	8,423
4.2 Deposits at call	62,070	41,063
4.3 Bank overdraft	—	—
4.4 Other (provide details)	—	—

Total: cash at end of quarter (item 1.23)	71,667	49,486

Acquisitions and disposals of business entities

	Acquisitions (Item 1.9(a))	Disposals (Item 1.10(a))
5.1 Name of entity	N/A	N/A
5.2 Place of incorporation or registration
5.3 Consideration for acquisition or disposal
5.4 Total net assets
5.5 Nature of business

Compliance statement

1	This statement has been prepared under accounting policies which comply with accounting standards as defined in the Corporations Act (except to the extent that information is not required because of note 2) or other standards acceptable to ASX.

2	This statement does give a true and fair view of the matters disclosed.

Sign here:	/s/ Robert Crane	Date: 31 July 2014
(Company secretary)

Print name:	Robert Crane

+ See chapter 19 for defined terms.

Appendix 4C Page 4	17/12/2010

Appendix 4C

Quarterly report for entities

admitted on the basis of commitments

Notes

1.	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2.	The definitions in, and provisions of, AASB 107: Statement of Cash Flows apply to this report except for any additional disclosure requirements requested by AASB 107 that are not already itemised in this report.

3.	Accounting Standards. ASX will accept, for example, the use of International Financial Reporting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

+ See chapter 19 for defined terms.

17/12/2010	Appendix 4C Page 5